UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2021 (December 1, 2021)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of Registrant as specified in its Charter)

Luxembourg	001-34354	98-0554932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
42, avenue Monterey
L-2163 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices including zip code)
+352 2469 7900
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	ASPS	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying
with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.02 Termination of a Material Definitive Agreement
Effective December 1, 2021, Altisource Portfolio Solutions S.A. (the “Registrant” and together with its subsidiaries, the “Company”) and its wholly owned subsidiary, Altisource S.à r.l. (“Altisource”), terminated the $15,000,000 revolving credit facility (the “Revolving Credit Facility”) under the credit agreement with Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and certain lenders, dated April 3, 2018 (as amended, the “Credit Agreement”). The termination of the Revolving Credit Facility does not impact the remainder of the Credit Agreement nor the current borrowings thereunder.
At the time of termination, there were no borrowings outstanding under the Revolving Credit Facility.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated April 4, 2018 and as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, and incorporated in this Report by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets
As previously disclosed, on October 6, 2021 Altisource and other shareholders of Pointillist, Inc. (“Pointillist”) entered into a definitive Stock Purchase Agreement (as amended, the “SPA”) to sell all of the equity interests in Pointillist to Genesys Cloud Services, Inc. (“Genesys”) for $150 million (the “Purchase Price”) (the “Transaction”). The Purchase Price consists of (1) an up-front payment of $144.5 million, subject to certain adjustments, (2) $0.5 million deposited into an escrow account to be used to satisfy potential deficits between estimated closing date working capital and actual closing date working capital (the “Working Capital Escrow”), with excess amounts remaining after satisfying such deficits (if any) being paid to the sellers, and (3) $5.0 million deposited into an escrow account to satisfy certain Genesys indemnification claims that may arise on or prior to the first anniversary of the sale closing and, at Genesys’ election, any working capital deficits that exceed the Working Capital Escrow (the “Indemnification Escrow”), with the balance to be paid to the sellers thereafter.
On December 1, 2021, the shareholders of Pointillist completed the Transaction (the “Closing Date”). On a fully diluted basis, Altisource owned approximately 69% of the equity of Pointillist as of the closing. After working capital and other applicable adjustments, Altisource received approximately $106.0 million from the sale of its Pointillist equity and the collection of outstanding receivables, with $102.2 million received at closing, approximately $0.3 million deposited into the Working Capital Escrow and approximately $3.5 million deposited into the Indemnification Escrow.
Altisource estimates that it will recognize a pre-tax and after-tax gain of approximately $107 million from the sale before any potential reduction of goodwill. Altisource intends to use approximately $20 million of the proceeds from the sale to repay the outstanding balance on its revolving line of credit with STS Master Fund, Ltd. This revolving line of credit will remain available to Altisource according to its terms.
Altisource anticipates using the remainder of the Transaction proceeds for general corporate purposes.
The foregoing description of the SPA and the transactions contemplated thereby is qualified in its entirety by reference to the full text of the SPA, filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated October 6, 2021 and incorporated in this Report by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 11, 2021, the Registrant announced certain cost reduction measures to address potential impacts related to the COVID-19 pandemic, including a temporary reduction of the base salary of the Chairman and Chief Executive Officer (the “CEO”), the Chief Financial Officer and certain other CEO direct reports.
Effective December 1, 2021, the Company reinstated the compensation associated with previously disclosed base salary reductions for the CEO, the Chief Financial Officer and certain other CEO direct reports.
Item 7.01 Regulation FD Disclosure
On December 1, 2021, the Company issued a press release announcing the completion of the Transaction. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The information set forth in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed to be incorporated by reference in any filing under the

Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements And Exhibits
(d) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release dated December 1, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2021

Altisource Portfolio Solutions S.A.

By:	/s/ Gregory J. Ritts
Name:	Gregory J. Ritts
Title:	Chief Legal and Compliance Officer